================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 30, 2002


                          PHILIP MORRIS COMPANIES INC.
             (Exact name of registrant as specified in its charter)


          Virginia                      1-8940                   13-3260245
(State or other jurisdiction         (Commission              (I.R.S. Employer
      of incorporation)              File Number)            Identification No.)


   120 Park Avenue, New York, New York                           10017-5592
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:              (917) 663-5000



         (Former name or former address, if changed since last report.)


================================================================================

Item 5.  Other Events.

         On May 30, 2002, Philip Morris Companies Inc., a Virginia corporation ("Philip Morris") announced an agreement with South African Breweries plc ("SAB") to merge Miller Brewing Company, a Wisconsin corporation and a wholly owned subsidiary of Philip Morris ("Miller"), with a wholly owned subsidiary of SAB (the "Transaction"). Upon completion of the Transaction, SAB will be renamed "SABMiller." Subject to the terms and conditions set forth in the transaction agreements described below, as a result of the Transaction, Miller will become a wholly owned subsidiary of SAB, and Philip Morris will receive 430 million shares in SABMiller, representing an economic interest in SABMiller of approximately 36% prior to an intended equity placing by SABMiller. Philip Morris' total voting interest in SABMiller will be 24.99% of the votes exercisable at a general meeting. The press release of Philip Morris announcing the Transaction is incorporated herein by reference to Philip Morris' Form 8-K filed May 30, 2002 and is listed herein as Exhibit 99.1.

         The following is a summary of the principal contracts that have been or will be entered into on or before completion of the Transaction in order to implement the Transaction.

         A.  The Transaction Agreement

         Pursuant to the Transaction Agreement, dated as of May 30, 2002, among Philip Morris, SAB and Miller, (the "Transaction Agreement"), Philip Morris has agreed to merge a subsidiary of SAB into Miller in consideration for the issuance by SAB to Philip Morris of 430 million shares, consisting of approximately 235 million ordinary shares and approximately 195 million low voting participating shares (together the "Consideration Shares"). Miller will be transferred to SAB with $2 billion of net debt.

         The Transaction will be structured as follows:

         (a) SAB will incorporate a wholly-owned subsidiary under the laws of Wisconsin ("Merger Sub");

         (b) upon the shareholders of SAB approving the Transaction and related matters, the competition clearance conditions described below being satisfied and provided the conditions described in paragraphs (e) to (h) of the following paragraph are satisfied at that time, Miller and Merger Sub will execute and file articles of merger with the Wisconsin Department of Financial Institutions (the "Articles of Merger") for the purposes of merging Merger Sub with and into Miller, which will be the surviving corporation;

         (c) upon admission of the new SAB ordinary shares to the official list of the applicable listing authority in the United Kingdom (the "UKLA") and admission of the new SAB ordinary shares to trading on the London Stock Exchange ("Admission") becoming effective, Merger Sub will automatically be merged into Miller and Miller will become a wholly-owned subsidiary of SAB; and

         (d) SAB will allot and issue the Consideration Shares to Philip Morris. Assuming the Transaction is completed on or before September 30, 2002, Philip Morris will be entitled to receive a pro-rata proportion, based on the date of completion of the Transaction, of any interim dividend in respect of the Consideration Shares for the period ending September 30, 2002. If the Transaction is completed after September 30, 2002, Philip Morris will similarly be entitled to a pro rata proportion, based on the date of completion of the Transaction, of the final dividend for the year ending March 31, 2003.

         Completion of the Transaction is conditional upon, among other things:

         (a) the giving of the necessary approvals by SAB's shareholders at the extraordinary general meeting of SAB shareholders;

         (b) requisite clearances having been obtained from specified competition authorities;

         (c) the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions;

         (d) the Admission of the SAB ordinary shares to be issued to Philip Morris;

         (e) no material adverse change having occurred in relation to SAB or Miller;

         (f) no breach by SAB or Miller of their respective exclusivity undertakings (described below) by entering into an agreement in connection with a material transaction;

         (g) no material breach by SAB or Philip Morris of certain undertakings relating to, in the case of Philip Morris, the conduct of the Miller business prior to completion of the Transaction and, in the case of SAB, its share capital and any matter which may result in the warranties given by SAB being incorrect or in SAB being required to issue supplementary listing particulars;

         (h) neither SAB nor Philip Morris becoming aware of any breach of their respective warranties that would have a material adverse effect on the Miller business or the SAB business respectively; and

         (i) receipt by Miller of any permits required to be obtained prior to completion of the Transaction under applicable alcoholic beverage control laws where failure to obtain such permits would materially and adversely affect the operations of Miller.

         SAB and Philip Morris may jointly agree to waive all or any of the competition clearance conditions referred to in paragraph (b) immediately above. Each party may waive a condition referred to in paragraph (e), (f), (g) or (h) immediately above at any time before completion of the Transaction or, if such condition is not satisfied, the non-defaulting party may either waive the condition or terminate the Transaction Agreement.

         Completion of the Transaction will take place immediately upon satisfaction of the last of the conditions to be satisfied. If the necessary approvals by SAB's shareholders at their extraordinary general meeting have not been given by July 8, 2002 (or such later date as Philip Morris may notify SAB) or if completion of the Transaction does not occur on or before January 31, 2003, the Transaction Agreement will terminate automatically.

         SAB and Philip Morris have agreed that from May 30, 2002 until the date of completion of the Transaction or the termination of the Transaction
Agreement:

         (a) Philip Morris will not solicit or enter into any discussions or negotiations, agreements or arrangements, or provide information in respect of, any transaction relating primarily to Miller with a value (whether alone or together with all other transactions entered into since April 16, 2002) in excess of $650,000,000 or any transaction (regardless of size) which may frustrate, impair, delay or prevent completion of the Transaction;

         (b) SAB and its subsidiaries will not enter into a transaction with a value (whether alone or together with all other transactions entered into since April 16, 2002) in excess of $650,000,000 or any transaction (regardless of size) which may frustrate, impair, delay or prevent completion of the Transaction, nor will SAB and its subsidiaries solicit or enter into any discussions, or negotiations, or provide information in respect of any transaction which might lead to the acquisition of SAB or all or substantially all of its assets, or a third party acquiring control of SAB or any transaction (regardless of size) which may frustrate, impair, delay or prevent completion of the Transaction; and

         (c) Philip Morris will ensure that Miller operates its business in the ordinary course consistent in all material respects with past practice and, inter alia, that it will not, subject to certain exceptions, sell or encumber any material assets, materially increase benefits under the Miller employee benefit plans, settle certain litigation matters for a material amount, incur significant capital expenditure or amend or terminate its material contracts in certain respects.

         From and after completion of the Transaction, Miller will be the successor employer of all Miller employees and their participation in any Miller employee benefit plan that is sponsored by Philip Morris will cease other than with respect to Philip Morris stock options previously granted. SAB has agreed to maintain Miller compensation plans until December 31, 2004 and until such time to continue or establish plans to provide all employee benefits previously provided by Philip Morris, including pension plans, savings plans and a long-term disability and survivor income benefit plan.

         Among other covenants which will apply during the period pending completion of the Transaction, SAB has agreed not to issue or allot any of its ordinary shares (other than pursuant to the potential equity raising or the conversion of SAB's 4.25% guaranteed convertible bonds due 2006 or under an existing SAB stock option plan in the ordinary course).

         Philip Morris has given certain warranties and indemnities to SAB in respect of Miller, which warranties will be repeated at the completion of the Transaction. These include warranties in respect of title to the shares in Miller and its subsidiaries, facts relating to Miller contained in the circular to SAB shareholders in connection with the SAB extraordinary general meeting (the "Circular"), Miller's indebtedness at completion of the Transaction, accounts, assets, intellectual property, insurance, material contracts, real property, environmental matters, employees and benefits, liabilities, permits, litigation and tax matters.

         The aggregate liability of Philip Morris in respect of any warranty claims under the Transaction Agreement (other than under the warranties relating to title to the shares in Miller and the authority and capacity of Philip Morris, which are without financial limit) is limited to $1,000,000,000.

         SAB has in turn given certain warranties and indemnities to Philip Morris, which warranties will be repeated at the completion of the Transaction. These include warranties in respect of facts relating to SAB contained in the Circular, the shares in Merger Sub, accounts, intellectual property, insurance, material contracts, real property, environmental matters, employees and benefits, liabilities, permits, litigation and tax matters. The warranties relating to capacity and title expire after six years; those relating to tax expire after three months from the expiration of applicable statutory limitations; and in all other cases the warranties expire after one year.

         The aggregate liability of SAB in respect of any warranty claim under the Transaction Agreement (other than under the warranties relating to the shares in Merger Sub and the authority and capacity of SAB which are without financial limit) is limited to $1,000,000,000. Any amounts due to Philip Morris in respect of warranty claims are to be satisfied by SAB issuing a number of ordinary shares (calculated by reference to the share price at the time and the agreed amount of the warranty claim).

         B.  The Inducement Fee Letter

         SAB and Philip Morris have entered into a letter agreement, dated May 30, 2002, under which SAB will pay Philip Morris a fee of $160 million if the Transaction Agreement is terminated:

         (a) If SAB shareholder approval is not obtained by July 8, 2002, or if the Transaction is not completed by January 31, 2003, in either case because (1) the SAB shareholders do not approve the Transaction, or (2) any resolution is passed by the SAB shareholders which modifies or varies the effect of the shareholder resolutions set out in the notice of extraordinary general meeting of SAB contained in the Circular in a manner which is reasonably likely to prevent, frustrate, impair or materially delay the Transaction, and in either case of (1) or (2):

             (i) SAB has solicited, initiated, facilitated, or waived any standstill provision in a manner which facilitated, or encouraged, or made available any information or entered into negotiations relating to, any person acquiring the whole of SAB, all or substantially all of its assets or control of SAB or entering into any other transaction with SAB which is reasonably likely to prevent, frustrate, impair or materially delay the Transaction; or

             (ii) the Board of Directors of SAB withdraws or materially amends the terms of the Board's recommendation to vote in favor of the resolutions; or

             (iii) the third party has announced a firm intention to make an offer for SAB;

             or

         (b) by reason of any person obtaining a holding, or aggregate holdings, of SAB ordinary shares carrying 30 percent or more of the voting rights attributable to the share capital of SAB which are currently exercisable at a general meeting.

         C.  The Relationship Agreement

         Philip Morris and SAB have agreed to enter into a Relationship Agreement (the "Relationship Agreement") to regulate certain aspects of the relationship between SAB and Philip Morris as a shareholder after completion of the Transaction. A summary of the material terms of the Relationship Agreement is set out below.

         Philip Morris acknowledges the independence of SAB management from Philip Morris' direct involvement in day to day governance, and the parties agree that all transactions and relationships between (i) Philip Morris and its affiliates and (ii) SAB and its group members will be at arm's length and on normal commercial terms.

         Philip Morris shall be entitled to nominate individuals for appointment to the office of director on the Board of Directors of SAB so that:

         (a) not more than three non-executive directors so nominated hold office if Philip Morris' holding of SAB ordinary shares and SAB participating shares, expressed as a percentage of all the issued SAB ordinary shares and SAB participating shares other than shares in SAB held by Safari Limited (a special purpose vehicle established and financed by South African Breweries International (Finance), a wholly-owned overseas subsidiary of SAB) ("Economic Interest"), is 25 percent or more;

         (b) not more than two non-executive directors so nominated hold office if the Economic Interest of Philip Morris is 20 percent or more but less than 25 percent; or

         (c) not more than one non-executive director so nominated holds office if the Economic Interest of Philip Morris is 10 percent or more but less than 20 percent.

The total number of directors of SABMiller will initially be 13, and shall include two executive directors (being the Chief Executive and CFO of SAB) and, subject to agreement otherwise and the requirements of the principles of good governance and code of best practice appended to the listing rules of the UKLA, shall reduce to 11 within two years.

         For so long as Philip Morris has the right to nominate at least one non-executive director, a proportionate number of non-executive directors on the nomination and audit committees of the SAB Board, and on any other key committees of the Board that include non-executive Directors, shall be non-executive directors nominated by Philip Morris.

         Philip Morris shall not, prior to December 31, 2004, acquire any SAB ordinary shares or SAB participating shares as a result of which Philip Morris' voting rights in SAB, expressed as a percentage of the total voting rights in SAB, calculated (in the case of participating shares) on the basis of one-tenth of a vote for every participating share ("Voting Shareholding"), would exceed
24.99 percent of the total Voting Shareholding unless a third party announces a firm intention to make a takeover offer for SAB, which would (were such offer to become or be declared unconditional in all respects) result in the Voting Shareholding of the third party being more than 30 percent of the total Voting Shareholding. Notwithstanding the foregoing sentence, Philip Morris may, however, acquire SAB shares by (1) participating in certain future issuances of securities by SAB described below; (2) restoring its Economic Interest to previous levels if its Economic Interest has been reduced as a result of any other issuance by SAB of ordinary shares; or (3) receiving additional SAB shares pursuant to the Transaction Agreement. In the event that Philip Morris is permitted to purchase SAB Shares where such purchase would otherwise result in Philip Morris' Voting Shareholding exceeding 24.99 percent, SAB has agreed to exchange such number of SAB ordinary shares owned by Philip Morris for SAB participating shares to maintain such Voting Shareholding.

         Philip Morris shall not, prior to June 30, 2005, dispose of or (other than in favor of financial institutions) pledge or grant any SAB ordinary shares or SAB participating shares, unless a third party has made a takeover offer for SAB subject to and in accordance with the provisions of the City Code on Takeovers and Mergers (the "City Code") and either:

         (a) any such offer has been recommended (or not opposed) by the SAB Board; or

         (b) any such offer has been accepted by a sufficient number of holders of SAB ordinary shares such that the third party either holds or has received acceptances in respect of more than 50 percent of those issued SAB ordinary shares which are not then held by Philip Morris or any of its affiliates, or by the directors of SAB, and such offer is not, or has ceased to be, subject to any conditions other than as to acceptances.

         The UK Panel on Takeovers and Mergers (the "Panel") has indicated to SAB and Philip Morris that the standstill and lock up provisions in the Relationship Agreement, together with the proposed changes to the Articles of Association of SAB, may give rise to a deemed concert party between Philip Morris and persons connected with Philip Morris on the one hand and SAB and the SAB Board and persons connected with them on the other hand. Accordingly, the Relationship Agreement provides that if circumstances arise where any interest in shares in SAB is acquired by SAB or persons connected with SAB, such that (when taken together with the shares in SAB in which SAB and persons connected with SAB are then interested aggregated with the shares in SAB then held by Philip Morris and persons connected with Philip Morris) the total voting interest of all those persons exceeds 29.99 percent, the standstill and lock up restrictions on Philip Morris described above will cease to apply. SAB and Philip Morris have confirmed to the Panel that they will advise the Panel if they become aware that such circumstances are likely to arise or have arisen.

         Philip Morris may dispose of, pledge or grant any SAB ordinary shares or SAB participating shares on or after June 30, 2005, but any disposal must be in accordance with orderly marketing arrangements, which primarily involve Philip Morris' obligation to consult with SAB prior to a disposal of SAB shares and to use a nominated agent of SAB as part of the selling group for a general offering to investors or to effect a block trade through an investment bank or broker who regularly publishes research on, or trades, SAB ordinary shares.

         If SAB determines to issue any ordinary shares or participating shares for cash, it shall, for so long as the Economic Interest of Philip Morris is
24.99 percent, or more, offer to Philip Morris the right to subscribe, on no less favorable terms than to others to whom such ordinary shares or participating shares are offered for subscription, for such number of those ordinary shares or participating shares as is equal to Philip Morris' percentage ownership of ordinary shares or participating shares immediately prior to such issue.

         During the period commencing on the date of the Relationship Agreement and ending on the fourth anniversary of such date, if SAB determines to issue any ordinary shares or participating shares by way of a rights issue, it shall, for so long as the Economic Interest of Philip Morris is 24.99 percent or more, offer to Philip Morris the right to take up not only its full pro rata entitlement to ordinary shares or participating shares under the rights issue but also the other right to subscribe for any ordinary shares or participating shares not taken up by other holders of ordinary shares or participating shares on the same terms, provided that the Voting Shareholding and the Economic Interest of Philip Morris shall not exceed 24.99 percent of the total Voting Shareholding and 40 percent of the total Economic Interest respectively.

         If, prior to December 31, 2004, the Economic Interest of Philip Morris has been reduced as a result of any issue by SAB of ordinary shares other than pursuant to an issuance for cash or a rights offering described immediately above, then Philip Morris shall be entitled to restore the Economic Interest of Philip Morris to what it was immediately prior to such issue whether by acquisition, subscription, conversion or alternative method.

         Philip Morris shall be entitled to require SAB to convert participating shares into ordinary shares and vice versa if the Voting Shareholding of a third party is more than 24.99 per cent, provided that:

         (a) the number of ordinary shares held by Philip Morris following such conversion shall be limited to one ordinary share more than the number of ordinary shares held by the third party; and

         (b) such conversion shall not result in Philip Morris being required to make a mandatory offer in terms of Rule 9 of the City Code for all of the ordinary shares not then held by Philip Morris.

         Philip Morris shall be entitled to require SAB to convert participating shares into ordinary shares so as to maintain Philip Morris' percentage shareholding at 24.99 percent of the total Voting Shareholding, and Philip Morris shall be entitled, if it so elects, to require SAB to convert ordinary shares into participating shares so as to ensure that Philip Morris' Voting Shareholding does not exceed 24.99 percent of the total Voting Shareholding.

         SAB shall not undertake any new business activity which is not a beverages business or an allied business unless a majority of the non-executive directors on the SAB Board nominated by Philip Morris agree to such diversification.

         Subject to certain exceptions, Philip Morris shall not:

         (a) for a period of five years (the "Restricted Period"), engage in any beer or flavored alcoholic beverage business which competes with SAB's beer business (a "Competing Business") in the territories where SAB's beer business is conducted at the date of the Relationship Agreement (the "Restricted Territory") other than as a shareholder in SAB; or

         (b) during the Restricted Period, hold or acquire any interest in any undertaking which is engaged in any Competing Business within the Restricted Territory.

         The 24.99 percent limit on Philip Morris' Voting Shareholding referred to above may be increased where Philip Morris and SAB agree or subsequent to a change in the Ground Rules for the Management of the UK Series of the FTSE Actuaries Share Indices.

         For so long as the Economic Interest of Philip Morris is 10 percent or more, Philip Morris shall have the right to receive copies of certain financial information regarding SAB.

         The Relationship Agreement shall continue in full force and effect for so long as Philip Morris' Voting Shareholding is 10 percent or more of the total Voting Shareholding, except that Philip Morris has ten business days to remedy any inadvertent decrease to less than 10 percent.

         D. The Transitional Services Agreement

         Pursuant to a transitional services agreement (the "Transitional Services Agreement") to be entered into between Philip Morris Management Corp. ("PMMC") and Miller on the day immediately preceding completion of the Transaction, PMMC shall provide Miller with certain services for a transitional period of up to 30 months from completion of the Transaction. Among the services to be provided by PMMC are external affairs and media relations in the United States; government affairs including coverage and advocacy on US Federal (including international trade), state and local governmental and regulatory issues affecting Miller's business and products; and information technology.

         Under the Transitional Services Agreement, services are to be provided on a basis comparable to that which the services have historically been provided to Miller. Each service is to be provided at a cost equal to PMMC's actual internal cost plus a management fee of five percent plus actual third party costs. The period of notice to terminate each particular service is 60 days or as provided in the schedule to the Transitional Services Agreement.

         PMMC is not liable to Miller under any circumstances other than as a result of PMMC's gross negligence, willful misconduct or (in relation to a provision of the Transitional Services Agreement other than the provision of the Services) material breach. Neither party is liable to the other in any circumstances for indirect, special or consequential damages. Each party has agreed to indemnify the other and its affiliates against third party claims arising as a result of gross negligence or willful misconduct. There is no limit to this liability. No party is liable for non-performance as a result of an event constituting force majeure.

         To the extent that third party consents or licenses may be required for the services, PMMC and Miller have agreed to split equally any costs which may be incurred in procuring such third party consents or licenses in accordance with the Transaction Agreement provided that any costs in excess of $6 million will be borne by Miller.

         Each party may terminate the Transitional Services Agreement for material breach and PMMC may terminate on a change of control of Miller or SAB.

         PMMC has agreed to provide transition assistance in relation to transition of the services to Miller.

         E. The Tax Matters Agreement

         Philip Morris and SAB entered into a tax matters agreement (the "Tax Matters Agreement") on May 30, 2002, to regulate the conduct of tax matters between them with regard to the Transaction and to allocate responsibility for certain actual and contingent tax costs. The Tax Matters Agreement contains certain tax-related indemnities, warranties and representations by Philip Morris in favor of SAB and certain tax-related indemnities, warranties and representations by SAB in favor of Philip Morris. A summary of the Tax Matters Agreement is set out below.

         Philip Morris and SAB have each agreed to comply with certain reporting and record-keeping requirements related to the Transaction, to cooperate in preparing tax returns and to provide each other with certain information in relation to tax matters.

         Philip Morris has generally agreed to be liable for taxes applicable to Miller and its affiliates attributable to taxable periods ending on or prior to the Transaction, and SAB has generally agreed to be liable for taxes applicable to Miller and its affiliates attributable to taxable periods ending after the Transaction.

         SAB has agreed to indemnify Philip Morris against any taxes, losses, liabilities and costs that Philip Morris incurs arising out of or in connection with a breach by SAB of any representation, agreement or covenant in the Tax Matters Agreement, subject to certain exceptions. This indemnity provision relates principally to the Transaction's expected treatment as a tax-free reorganization for Philip Morris.

         In connection with the indemnity described in the paragraph immediately above, SAB has agreed not to take any action, fail to take any action or allow any condition under its control to exist that results in the tracing of assets provided by SAB, directly or indirectly, to payments with respect to Miller's indebtedness on the date of the Transaction for any refinancing thereof, if the action, failure to act or condition would result in a tax to Philip Morris with respect to the Transaction. The agreement prescribes certain actions and conditions that will not, subject to certain conditions, result in a breach. In connection with the indemnity described in the paragraph immediately above, SAB has also agreed (i) to ensure that Miller repays such indebtedness and refinanced indebtedness only with cash flow generated by its operations or from sales of assets to third parties; and (ii) not to take a number of other specified actions with respect to Miller and its indebtedness.

         SAB has also agreed not to make any actual or deemed disposals of Miller for five years after the Transaction, if such a disposal would cause Philip Morris to incur a retroactive tax liability under a gain recognition agreement to be entered into by Philip Morris with respect to Miller.

         Philip Morris has also agreed to indemnify SAB against any taxes, losses, liabilities and costs that SAB incurs arising out of or in connection with a breach by Philip Morris of any representation, agreement or covenant in the Tax Matters Agreement, subject to certain exceptions.

         The Tax Matters Agreement also contains various other tax-related representations and warranties by SAB and Philip Morris regarding Miller and the Transaction.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits.

             99.1 Press Release, dated May 30, 2002 (incorporated by reference to Philip Morris' Form 8-K filed on May 30, 2002).

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  June 10, 2002

                                    PHILIP MORRIS COMPANIES INC.



                                    By:  /s/ G. PENN HOLSENBECK
                                        ----------------------------------------
                                        Name:  G. Penn Holsenbeck
                                        Title: Vice President, Associate General
                                               Counsel and Corporate Secretary

                                  EXHIBIT LIST

Exhibit
  No.                                Description
  ---                                -----------
  99.1 Press Release, dated May 30, 2002 (incorporated by reference to Philip Morris' Form 8-K filed on May 30, 2002).